Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2023 and 2022
(expressed in thousands of United States dollars)
(Unaudited)

Consolidated Interim Statements of Financial Position (Unaudited; Expressed in thousands of U.S. dollars)

	Notes	September 30, 2023	December 31, 2022
ASSETS
Current
Cash and cash equivalents		$210,838	$299,461
Gold in trust		935	907
Trade and other receivables	14b	36,046	48,526
Inventories	6	37,888	26,633
Prepaid expenses and deposits		5,922	2,674
		291,629	378,201
Non-current
Cash in trust		2,164	1,110
Mining interests, plant and equipment	8	875,215	749,146
Investment in associates	7	103,723	113,527
Other financial assets	7c	2,884	-
Other long-term assets	14b	103	136
Total assets		$1,275,718	$1,242,120
LIABILITIES AND EQUITY
Current
Accounts payable and accrued liabilities	9	$58,159	$47,282
Income tax payable		-	25,764
Note payable	7b	-	51,504
Current portion of long-term debt	10	28,861	15,525
Current portion of warrant liabilities	13c	7,726	-
Current portion of deferred revenue	12	3,862	1,606
Current portion of provisions	11	1,332	1,153
Current portion of lease obligations		1,510	2,416
		101,450	145,250
Non-current
Long-term debt	10	340,394	362,909
Warrant liabilities	13c	3,629	16,314
Deferred revenue	12	143,800	143,052
Provisions	11	27,373	20,963
Deferred income taxes		56,913	48,255
Lease obligations		2,855	3,710
Other long-term liabilities	13g	938	292
Total liabilities		677,352	740,745
Equity
Share capital	13a	718,741	715,035
Share purchase warrants	13d	9,905	10,183
Contributed surplus		181,415	180,674
Accumulated other comprehensive loss		(105,617)	(183,140)
Retained earnings (deficit)		(206,078)	(221,377)
Total equity		598,366	501,375
Total liabilities and equity		$1,275,718	$1,242,120

Commitments and contingencies	Note 11d, 14c
Subsequent Events	Note 7c, 13c,e,g

Approved by the Board of Directors and authorized for issue on November 8, 2023:
(signed) Neil Woodyer Director	(signed) David Garofalo Director
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Page | 2

Consolidated Interim Statements of Income (Loss) (Unaudited; Expressed in thousands of U.S. dollars, except share and per share amounts)

		Three months ended Sept 30,		Nine months ended Sept 30,
	Notes	2023	2022	2023	2022

Revenue	15	$116,469	93,909	$322,691	$296,602

Cost of sales	16	(68,534)	(43,777)	(185,186)	(140,921)
Depreciation and depletion		(10,938)	(7,131)	(27,409)	(24,332)
Social contributions		(2,434)	(3,175)	(7,504)	(9,138)

Income from mining operations		34,563	39,826	102,592	122,211

Acquisition and restructuring costs		–	(21,648)	–	(21,648)
General and administrative costs		(3,925)	(5,700)	(10,300)	(14,502)
Revaluation of Aris Gold to acquisition price		—	(28,217)	—	(28,217)
Revaluation of investment in Denarius	7c	—	—	(10,023)	—
Loss on derecognition of assets		—	(1,311)	—	(1,311)
Income (loss) from equity accounting in investees	7	1,063	(6,985)	(3,608)	(9,112)
Share-based compensation	13h	(528)	(1,633)	(2,134)	(1,693)
Other income (expense)		(21)	(1,140)	31	(1,140)

Income (loss) from operations		31,152	(26,808)	76,558	44,588

Gain (loss) on financial instruments	18	(1,017)	(4,668)	(1,713)	13,246
Finance income		3,672	1,804	8,203	3,883
Interest and accretion	17	(6,757)	(6,515)	(22,384)	(19,453)
Foreign exchange gain (loss)		(2,285)	1,514	(11,865)	1,953

Income (loss) before income tax		24,765	(34,673)	48,799	44,217

Income tax (expense) recovery
Current		(12,153)	(16,858)	(35,289)	(52,836)
Deferred		(170)	3,181	1,789	4,472

Net income (loss)		$12,442	$(48,350)	$15,299	$(4,147)

Earnings (loss) per share – basic	13i	$0.09	$(0.48)	$0.11	$(0.04)

Weighted average number of outstanding common shares – basic		137,192,545	100,997,670	136,710,913	98,761,384

Earnings (loss) per share - diluted	13i	$0.09	$(0.48)	$0.10	$(0.18)

Weighted average number of outstanding common shares – diluted		137,484,041	100,997,670	140,898,278	107,928,687
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Page | 3

Consolidated Interim Statements of Comprehensive Income (Loss) (Unaudited; Expressed in thousands of U.S. dollars)

	Three months ended Sept 30,			Nine months ended Sept 30,
	Notes	2023	2022	2023	2022

Net income (loss)		$12,442	$(48,350)	$15,299	$(4,147)

Other comprehensive earnings (loss):

Items that will not be reclassified to profit in subsequent periods:
Unrealized loss on investment in Amilot ($nil tax effect)		—	—	—	(4)
Unrealized gain on Convertible Debentures due to change in credit risk ($nil tax effect)	10c	86	255	198	626
Actuarial loss on health plan obligation ($nil tax effect)		—	—	(341)	—
Unrealized gain on Gold Notes due to changes in credit risk (net of tax effect) (1)	10b	228	417	4,006	417

Items that may be reclassified to profit in subsequent periods:
Equity accounted investees – share of other comprehensive income (loss)	7	—	(6,586)	64	(6,306)
Realization of OCI and AOCI through profit and loss on acquisition of Aris Gold		—	(7,131)	—	(7,131)
Reclassification of OCI to net earnings due to Denarius dilution and derecognition	7c	—	—	2,417	—
Foreign currency translation adjustment (net of tax effect)		14,180	(21,675)	71,179	(30,117)

Other comprehensive income (loss)		14,494	(34,720)	77,523	(42,515)

Comprehensive income (loss)		$26,936	$(83,070)	$92,822	$(46,662)
(1)Tax effect for Gold Notes for the three and nine months ended September 30, 2023, respectively, were $85 and $1,416 (three and nine months ended September 30, 2022 - $nil and $nil).
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Page | 4

Consolidated Interim Statements of Equity (Unaudited; Expressed in thousands of U.S. dollars, except share and per share amounts)

		Share Capital - Common Shares		Share Purchase	Contributed	Accumulated	Retained	Total
Nine months ended September 30, 2023	Notes	Number	Amount	Warrants	Surplus	OCI	Earnings	Equity
At December 31, 2022		136,057,661	$715,035	$10,183	$180,674	$(183,140)	$(221,377)	$501,375
Exercise of options	13e	452,941	1,411	—	(323)	—	—	1,088
Exercise of warrants	13c,d	705,668	2,295	(278)	—	—	—	2,017
Stock based compensation		—	—	—	1,064	—	—	1,064
Comprehensive earnings		—	—	—	—	77,523	15,299	92,822
At September 30, 2023		137,216,270	$718,741	$9,905	$181,415	$(105,617)	$(206,078)	$598,366

		Share Capital - Common Shares		Share Purchase	Contributed	Accumulated	Retained	Total
Nine months ended September 30, 2022	Notes	Number	Amount	Warrants	Surplus	OCI	Earnings	equity
At December 31, 2021		98,000,774	$626,042	$10,252	$177,315	$(122,696)	$(212,387)	$478,526
Exercise of options	13e	194,999	496	—	(32)	—	—	464
Exercise of warrants	13c,d	287,099	1,273	(69)	—	—	—	1,204
Stock based compensation		—	—	—	1,693	—	—	1,693
Issuance of equity for the acquisition of Aris Gold		38,420,690	90,316	—	2,076	—	—	92,392
Realization of OCI & AOCI through net earnings on acquisition of Aris Gold		—	—	—	—	427	(427)	—
Repurchase of shares		(845,901)	(3,093)	—	—	—	—	(3,093)
Dividends declared		—	—	—	—	—	(9,188)	(9,188)
Comprehensive loss		—	—	—	—	(42,515)	(4,147)	(46,662)
At September 30, 2022		136,057,661	$715,034	$10,183	$181,052	$(164,784)	$(226,149)	$515,336
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Page | 5

Consolidated Interim Statements of Cash Flows (Unaudited; Expressed in thousands of U.S. dollars)

	Three months ended Sept 30,			Nine months ended Sept 30,
	Notes	2023	2022	2023	2022
Operating Activities
Net income		$12,442	$(48,350)	$15,299	$(4,147)
Adjusted for the following items:
Depreciation		11,421	7,447	28,864	24,945
Income (loss) from investments in associates	7	(1,063)	6,985	3,608	9,112
Materials and supplies inventory provision	6	353	—	353	—
Share-based compensation	13h	528	1,633	2,134	1,693
Interest and accretion	17	6,757	6,515	22,384	19,453
Derecognition of investment in Denarius	7c	—	—	10,023	—
Loss (gain) on financial instruments	18	1,017	5,544	1,713	(12,908)
Loss (gain) on gold in trust		21	—	(28)	—
Amortization of deferred revenue	12a	(1,100)	—	(2,802)	—
Unrealized foreign exchange loss		1,157	(1,671)	9,283	(2,231)
Change in provisions		15	(178)	385	(144)
Income tax expense		12,323	13,677	33,497	48,364
Loss on derecognition of assets		—	1,311	—	1,311
Revaluation of Aris Gold to acquisition price		—	28,217	—	28,217
Payment of PSUs	13g	—	—	(47)	—
Settlement of provisions	11	(159)	(139)	(549)	(483)
Increase in cash in trust		(817)	(11)	(938)	(24)
Changes in non-cash operating working capital items	19	1,871	(5,159)	2,988	4,747
Operating cash flows before taxes		44,766	15,821	126,167	117,905
Income taxes paid		—	(7,548)	(52,433)	(53,911)
Net cash provided by operating activities		44,766	8,273	73,734	63,994
Investing Activities
Additions to mining interests, plant and equipment (net)	8	(32,403)	(28,832)	(74,674)	(84,359)
Acquisition of interest in Soto Norte	7b	—	—	(50,000)	—
Contributions to investments in associates	7b,c	(1,404)	—	(4,837)	(2,625)
Capitalized interest paid		(1,746)	—	(4,967)	—
Interest received on Aris Gold Convertible Debenture		—	335	—	335
Aris Gold note redemption payment		—	225	—	688
Purchase of Aris debenture		—	—	—	(35,000)
Increase in cash acquired with Aris Acquisition		—	95,526	—	95,526
Sale of gold bullion		—	2,563	—	4,621
Net cash used in investing activities		(35,553)	69,817	(134,478)	(20,814)
Financing Activities
Payment of lease obligations		(720)	(820)	(2,518)	(2,105)
Interest paid		(10,525)	(10,605)	(24,959)	(21,482)
Repayment of Gold Notes	10b	(1,847)	—	(5,541)	—
Proceeds from exercise of stock options and warrants		325	12	2,320	988
Repurchase of shares under NCIB		—	—	—	(3,093)
Payment of dividends on common shares		—	(3,398)	—	(10,351)
Net cash used in financing activities		(12,767)	(14,811)	(30,698)	(36,043)
Impact of foreign exchange rate changes on cash and equivalents		48	(3,037)	2,819	(4,959)
Decrease in cash and cash equivalents		(3,506)	60,242	(88,623)	2,178
Cash and cash equivalents, beginning of period		214,344	265,501	299,461	323,565
Cash and cash equivalents, end of period		$210,838	$325,743	$210,838	$325,743
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Page | 6

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

1.Nature of Operations
Aris Mining Corporation (the “Company” or “Aris Mining”), is a company incorporated under the laws of the Province of British Columbia, Canada. On September 26, 2022, Aris Mining completed the acquisition of Aris Mining Holdings Corp. (“Aris Holdings”) (the “Aris Acquisition" or “Transaction”). The address of the Company’s registered and records office is 2900 – 550 Burrard Street, Vancouver, British Columbia, V6C 0A3. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) and trade under the symbol “ARIS”. On September 14, 2023, the Company’s common shares also began trading in the United States on the NYSE American LLC (“NYSE American”) under the symbol “ARMN”.
Aris Mining is primarily engaged in the acquisition, exploration, development and operation of gold properties in Colombia, Guyana and Canada. Aris Mining operates the Segovia Operations and Marmato Mine in Colombia. The Company is also the operator and 20% owner of the Soto Norte Project in Colombia, with an option to increase its ownership to 50%. Aris Mining also owns the Toroparu Project in Guyana and the Juby Project in Ontario, Canada.
2.Basis of Presentation
These condensed consolidated interim financial statements, as approved by its Board of Directors on November 8, 2023, have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting, using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Certain disclosures required by IFRS have been condensed or omitted in the following note disclosures or are disclosed or have been disclosed on an annual basis only. Accordingly, these condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements for the years ended December 31, 2022 and 2021 (“annual financial statements”), which have been prepared in accordance with IFRS as issued by the IASB.
The financial statements have been prepared under the historical cost basis, except for certain financial assets and liabilities which are measured at fair value, and are presented in U.S. dollars. They have been prepared on a going concern basis assuming that the Company will be able to realize its assets and discharge its liabilities in the normal course of business as they come due for the foreseeable future.
3.Summary of Significant Accounting Policies
Consolidation
These financial statements comprise the financial results of the Company and its subsidiaries. Details regarding the Company and its principal subsidiaries as of September 30, 2023 are as follows:

Entity	Property/ function	Registered	Functional currency (1)
Aris Mining Corporation	Corporate	Canada	USD
Aris Mining Holdings Corp.	Corporate	Canada	USD
Aris Mining Guyana Holdings	Corporate	Canada	USD
Aris Mining Segovia Holdings, S.A.	Corporate	Panama	USD
Aris Mining (Panama) Marmato Inc.	Corporate	Panama	USD
Aris Mining Segovia	Segovia Operations	Colombia	COP
Aris Mining Marmato	Marmato Mine	Colombia	COP
Minerales Andinos de Occidente, S.A.S.	Marmato Zona Alta	Colombia	COP
Minera Croesus S.A.S.	Marmato Zona Alta	Colombia	COP
Aris Gold Switzerland AG	Soto Norte Interest	Switzerland	USD
ETK Inc.	Toroparu Mine	Guyana	USD
Aris Mining Toroparu Holdings Ltd.	Toroparu Mine	BVI	USD
(1)“USD” = U.S. dollar; “COP” = Colombian peso.

Page | 7

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

3.Summary of Significant Accounting Policies (cont.)

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Accounting policies of subsidiaries have been aligned where necessary to ensure consistency with the policies adopted by the Company. The significant accounting policies are the same as those that applied to the annual financial statements for the year ended December 31, 2022.
As disclosed in the annual financial statements, the Company adopted new amendments to IAS 1 and IFRS Practice Statement 2 – Making Materiality Judgements, IAS 8 – Definition of Accounting Estimates and IAS 12 – Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction on January 1, 2023 with no impact to the Company.
4.Significant Accounting Judgments, estimates and assumptions
Judgments, estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The significant judgments, estimates and assumptions made by management in applying the Company’s accounting policies are the same as those that applied to the annual financial statements.
5.Acquisition of Aris Gold
On September 26, 2022, the Company completed the acquisition of all of the issued and outstanding common shares of Aris Gold not already owned by the Company, with the former shareholders of Aris Gold receiving 0.5 of a common share for every one Aris Gold share held (the “Exchange Ratio”). The Company issued 38,420,690 common shares (Note 13b) to the former shareholders of Aris Gold (excluding the Company’s pre-existing holdings). Additionally, the Company adjusted the Aris Gold options, warrants, PSUs and DSUs with equivalent Aris Mining options, warrants, PSUs and DSUs with the number of such securities issuable and exercise prices adjusted by the 0.5 Exchange Ratio. The Acquisition Date fair value of the consideration transferred consisted of the following:

Purchase Price:
Share consideration	$90,317
Option consideration	2,075
Listed and Unlisted Warrant consideration (“Aris Gold Warrants”)	8,813
PSU and DSU consideration	1,106
Fair-value of interest in Aris Gold immediately prior to acquisition
Share in Aris Gold	73,632
Listed and Unlisted Warrants in Aris Gold	3,511
Convertible Debenture	35,000
Aris Gold gold-linked notes	9,147
Total consideration	$223,601

Purchase price:
Cash and cash equivalents	$95,126
Cash in trust	400
Accounts receivable, prepaid expenses and other	10,356
Inventories	4,845
Mining interests, plant and equipment	255,857
Investment in Associate	101,685
Accounts payable and accrued liabilities	(15,502)
Long-term debt	(68,592)
Reclamation liability	(1,287)
Deferred revenue	(59,596)
Deferred consideration	(49,477)
Deferred tax liability	(49,840)
Other liabilities	(374)
Fair value of net assets acquired	$223,601
Page | 8

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

6.Inventories

	September 30, 2023	December 31, 2022
Finished goods	$8,709	$5,647
Metal in circuit	827	167
Ore stockpiles	1,088	2,642
Materials and supplies	27,264	18,177
Total	$37,888	$26,633
During the three and nine months ended September 30, 2023, the total cost of inventories recognized in the consolidated statement of income amounted to $68.5 million and $185.2 million, respectively (2022 - $43.8 million and $140.9 million, respectively).

As at September 30, 2023, materials and supplies are recorded net of an obsolescence provision of $1.6 million (2022 - $0.6 million).

Cost of sales includes an NRV adjustment at the Marmato mine of $0.4 million for the three and nine months ended September 30, 2023 (2022 - $nil and $nil, respectively).
7.Investments in Associates

	Percentage of ownership	Common shares	September 30, 2023	December 31, 2022
Soto Norte (b)	20.0%	1,825,721	$103,448	$100,772
Denarius (c)	—	$—	—	12,369
Western Atlas (d)	25.4%	29,910,588	275	381
Amilot	—	$—	—	5
Total			$103,723	$113,527
The income (loss) from equity accounting in associates comprises:

	Three months ended Sept 30,		Nine months ended September 30,
	2023	2022	2023	2022
Aris Gold (a)	$—	$(6,682)	$—	$(6,093)
Soto Norte (b)	1,097	—	(1,039)	—
Denarius (c)	—	(254)	(2,463)	(2,845)
Western Atlas (d)	(34)	(49)	(106)	(174)
Total	$1,063	$(6,985)	$(3,608)	$(9,112)

Page | 9

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

7.Investments in Associates (cont.)
a)Aris Gold
On September 26, 2022, the Company completed the Transaction whereby the Company acquired the remaining 55.7% of the issued and outstanding shares of Aris Gold which it did not already own. Upon completion of the Transaction, Aris Gold became a wholly-owned subsidiary of Aris Mining. Refer to Note 5 for further details.

	Common shares	Listed Warrants	Unlisted Warrants	Gold Notes	Convertible Debenture	Total
As of December 31, 2021	$120,362	$5,838	$1,874	$9,793	$—	$137,867
Additions	—	—	—	—	35,000	35,000
Change in FVTPL	—	(3,124)	(1,078)	(115)	—	(4,317)
Principal redeemed	—	—	—	(531)	—	(531)
Gain from equity accounting	(6,093)	—	—	—	—	(6,093)
Equity share of OCI	(9,587)	—	—	—	—	(9,587)
Revaluation of Aris Gold to acquisition price	(31,050)	—	—	—	—	(31,050)
Derecognition of investment included as part of consideration in the Aris Acquisition (Note 5)	(73,632)	(2,714)	(796)	(9,147)	(35,000)	(121,289)
As at December 31, 2022	$—	$—	$—	$—	$—	$—
b)Soto Norte
The Company has a 20% interest in the Soto Norte gold project, with MDC Industry Holding Company LLC (“Mubadala”) holding the remaining 80% interest. The Company is the operator of the joint venture company, and the joint venture partners will share project costs on a pro-rata ownership basis (“Soto Norte Project”).
The following table summarizes the change in the carrying amount of the Company’s investment in Soto Norte:

Amount
Investment in Associate as of December 31, 2021	$—
Acquisition of initial 20% interest in Soto Norte	101,685
Company’s share of the loss from the associate	(2,180)
Cash contributions to Soto Norte	1,267
Investment in Soto Norte as of December 31, 2022	$100,772
Company’s share of the loss from the associate	(1,039)
Cash contributions to Soto Norte	3,715
Investment in Soto Norte as of September 30, 2023	$103,448
The Company recognized a note payable related to the deferred $50 million tranche payment due to Mubadala. The note incurred interest at 7.5% and was amortized using the effective interest method, resulting in an effective interest rate of 11.87%. The note was fully repaid on March 21, 2023.

As at December 31, 2022	$51,504
Interest expense	2,246
Repayment	(50,000)
Interest paid	(3,750)
As at September 30, 2023	$—
Page | 10

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

7.Investments in Associates (cont.)

Summarized financial information for the Soto Norte Project, on a 100% basis and reflecting adjustments made by the Company, including fair value adjustments made at the time of acquisition and adjustments for differences due to accounting policies, is as follows:

	Nine months ended September 30, 2023	Nine months ended September 30, 2022
Revenues	$—	$—
Operating expenses	6,975	—
Depreciation and depletion	671	—
Loss before finance expenses and income tax	7,646	—
Finance expense	4,199	—
Income tax recovery	(6,652)	—
Net loss and comprehensive loss of associate	5,193	—
Company’s equity share of the net comprehensive loss of associate – 20%	$1,039	$—

The assets and liabilities of the Soto Norte Project are as follows:

	September 30, 2023	December 31, 2022
Current assets	$4,099	$2,658
Non-current assets	675,250	670,455
Total	679,349	673,113
Current liabilities	$2,341	$1,337
Non-current liabilities	159,767	167,915
Total	162,108	169,252
Net assets	$517,241	$503,861
Company’s share of the net assets of Soto Norte – 20%	$103,448	$100,772
c)Denarius
During the nine months ended September 30, 2023, Denarius Metals Corp. (“Denarius”) completed the following equity offerings:

•a rights offering whereby the Company participated for less than its pro rata ownership interest and acquired 3,750,000 common shares in Denarius for cash consideration of $1.1 million, decreasing its equity interest in Denarius to approximately 24.9%; and
•a private placement in which the Company did not participate in, decreasing its equity investment in Denarius to approximately 17.2% as at September 30, 2023 (December 31, 2022 – 31.8%).
As a result of the reduced ownership percentage, the Company concluded that it no longer had significant influence in the investee, and therefore, discontinued accounting for the investment using the equity method from April 4, 2023, being the date of the completion of the private placement and began carrying the investment at fair value through profit or loss. The Company recorded a loss on discontinuation of the equity method of $10.0 million and reclassified the fair value of the Denarius investment of $3.4 million to other financial assets. The loss was calculated as the difference between the fair value of Aris Mining’s retained interest and the carrying amount of the investment in Denarius at the date the equity method was discontinued, including a $2.4 million loss previously recognized in other comprehensive income that was reclassified to profit and loss on discontinuation of the equity method.
Page | 11

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

7.Investments in Associates (cont.)

The following table summarizes the change in the carrying amount of the Company’s investment in Denarius:

	Common shares	Warrants	Total
As of December 31, 2021	$15,740	$5,627	$21,367
Additions	2,625	—	2,625
Change in FVTPL	—	(5,050)	(5,050)
Company’s share of the loss from the associate	(4,443)	—	(4,443)
Equity share of other comprehensive loss	(1,962)	—	(1,962)
Exchange difference	—	(165)	(165)
As of December 31, 2022	$11,960	$412	$12,372
Additions	1,122	—	1,122
Company’s share of the loss from the associate	(783)	—	(783)
Equity share of other comprehensive loss	600	—	600
Loss on dilution	(1,680)	—	(1,680)
Reclassification of investment	(11,219)	(412)	(11,631)
Investment in Denarius as of September 30, 2023	$—	$—	$—
The Company’s investment in Denarius is carried at $2.9 million at September 30, 2023. During the three and nine months ended September 30, 2023, the Company recognized a loss of $(1.2) million and $(0.4) million, respectively, in gain (loss) on financial instruments related to the change in fair value of the investment in the period (three and nine months ended September 30, 2022 - $nil and $nil, respectively).

Subsequent to September 30, 2023, the Company subscribed for C$5.0 million of convertible debentures issued by Denarius (“Denarius Debenture”). The Denarius Debenture is due, in cash, on October 19, 2028 and may be converted at the Company’s sole discretion into common shares of Denarius at a conversion price of C$0.45 per share. The Denarius Debenture will pay interest monthly at a rate of 12.0% per annum and also pay quarterly in cash an amount equal to the Gold Premium (as defined below) multiplied by the principal amount of the Denarius Debenture. The Gold Premium is calculated as the percentage equal to (i) 25% of the amount, if any, by which the London P.M. Fix exceeds $1,800 per ounce, divided by (ii) $1,800.
d)Western Atlas
The following table summarizes the change in the carrying amount of the Company’s investment in Western Atlas:

	Common shares	Warrants	Total
As of December 31, 2021	$596	$14	$610
Company’s share of the loss from the associate	(215)	—	(215)
Change in FVTPL	—	(14)	(14)
As of December 31, 2022	$381	$—	$381
Company’s share of the loss from the associate	(106)	—	(106)
Investment in Western Atlas as of September 30, 2023	$275	$—	$275
Page | 12

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

8.Mining Interests, Plant & Equipment

		Mineral Properties
		Depletable	Non-Depletable
	Plant and equipment	Operations	Development projects	Exploration projects	Total
Cost
Balance at December 31, 2022	$182,566	$292,386	$153,540	$503,759	$1,132,251
Additions	21,937	21,226	19,812	12,401	75,376
Disposals	(1,394)	—	—	—	(1,394)
Transfers	105	(105)	—	—	—
Change in decommissioning liability	—	271	—	—	271
Capitalized interest	—	—	10,773	—	10,773
Exchange difference	27,590	67,771	12,048	1,683	109,092
Balance at September 30, 2023	$230,804	$381,549	$196,173	$517,843	$1,326,369
Accumulated Depreciation
Balance at December 31, 2022	$(60,844)	$(142,785)	$—	$(179,476)	$(383,105)
Depreciation	(9,864)	(19,000)	—	—	(28,864)
Disposals	579	—	—	—	579
Exchange difference	(12,768)	(26,996)	—	—	(39,764)
Balance at September 30, 2023	$(82,897)	$(188,781)	$—	$(179,476)	$(451,154)

Net book value at December 31, 2022	$121,722	$149,601	$153,540	$324,283	$749,146
Net book value at September 30, 2023	$147,907	$192,768	$196,173	$338,367	$875,215

		Mineral Properties
		Depletable	Non-Depletable
	Plant and equipment	Operations	Development projects	Exploration projects	Total
Cost
Balance at December 31, 2021	$140,367	$249,320	$—	$454,321	$844,008
Additions	53,248	33,315	4,641	27,641	118,845
Acquisition of Aris Gold (Note 5)	17,871	64,258	149,936	23,792	255,857
Disposals	(3,500)	—	—	—	(3,500)
Transfers	—	862	—	(862)	—
Change in decommissioning liability	—	645	—	—	645
Capitalized interest	—	47	3,862	—	3,909
Exchange difference	(25,420)	(56,061)	(4,899)	(1,133)	(87,513)
Balance at December 31, 2022	$182,566	$292,386	$153,540	$503,759	$1,132,251
Accumulated Depreciation
Balance at December 31, 2021	$(59,599)	$(149,155)	$—	$(179,476)	$(388,230)
Depreciation	(13,449)	(20,642)	—	—	(34,091)
Disposals	1,273	—	—	—	1,273
Derecognition of assets	(1,311)	—	—	—	(1,311)
Exchange difference	12,242	27,012	—	—	39,254
Balance at December 31, 2022	$(60,844)	$(142,785)	$—	$(179,476)	$(383,105)

Net book value at December 31, 2021	$80,768	$100,165	$—	$274,845	$455,778
Net book value at December 31, 2022	$121,722	$149,601	$153,540	$324,283	$749,146
Page | 13

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

8.Mining Interests, Plant & Equipment (cont.)

The capitalized interest is broken down as follows:

	September 30, 2023	December 31, 2022
Capitalized Interest - Gold Notes (Note 10b)	$5,681	$1,991
Capitalized interest - Deferred Revenue (Note 12a)	5,806	1,871
Capitalized Interest – Income	(714)	47
Total	$10,773	$3,909
Plant and equipment as of September 30, 2023 include right of use (“ROU”) assets with a net book value of $4.0 million (December 31, 2022 - $5.4 million).
9.Accounts Payable and Accrued Liabilities

	September 30, 2023	December 31, 2022
Trade payables related to operating, general and administrative expenses	$41,300	$36,646
Trade payables related to capital expenditures	2,226	2,160
Other provisions	10,679	5,569
Acquisitions of mining interests	1,934	1,609
DSU liability (Note 13f)	1,203	826
Other taxes payable	817	472
Total	$58,159	$47,282
10.Long-term Debt

	September 30, 2023	December 31, 2022
Senior Notes (a)	$294,808	$298,107
Gold Notes (b)	61,495	67,145
Convertible Debentures (c)	12,952	13,182
Total	369,255	378,434
Less: current portion	(28,861)	(15,525)
Non-current portion	$340,394	$362,909
Page | 14

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

10.Long-term Debt (cont.)
a)Senior Unsecured Notes due 2026 (“Senior Notes”)
The key terms of the Senior Notes are summarized in the annual financial statements.

Amount
Carrying value of the debt as at December 31, 2021	$295,796
Interest expense accrued	20,625
Interest expense paid	(20,625)
Accretion of discount	2,311
Carrying value of debt as at December 31, 2022	$298,107
Interest expense accrued	15,469
Interest expense paid	(20,625)
Accretion of discount (Note 17)	1,857
As at September 30, 2023	294,808
Less: current portion, represented by accrued interest	(2,979)
Non-current portion as at September 30, 2023	$291,829
b)Gold Notes
The key terms of the Gold Notes are summarized in the annual financial statements. The amount of trading in the Gold Notes is not considered to constitute an active market, and therefore the fair value of the Gold Notes has been determined based on a valuation model using Level 2 inputs, including gold price volatility, forward gold prices, credit spread and forward yield curves.

	Number of Gold Notes	Amount
Acquisition of Aris Gold’s gold-linked note liability	67,926,572	$68,592
Repayments	(1,920,226)	(1,847)
Change in fair value through profit and loss	—	(910)
Change in fair value through other comprehensive income due to changes in credit risk	—	1,310
Fair value allocated to Gold Notes as at December 31, 2022	66,006,346	$67,145
Repayments	(5,541,257)	(5,541)
Change in fair value through profit and loss (Note 18)	—	5,313
Change in fair value through other comprehensive income due to changes in credit risk	—	(5,422)
As at September 30, 2023	60,465,089	61,495
Less: current portion	(12,930,323)	(12,930)
Non-current portion as at September 30, 2023	47,534,766	$48,565
Payments made to Gold Note holders are as follows:

	Three months ended Sept 30,		Nine months ended September 30,
	2023	2022	2023	2022
Repayments	$1,847	$1,293	$5,541	$3,879
Gold premiums	665	348	2,052	1,142
Interest payment	1,157	1,288	3,629	3,938
As at September 30, 2023, there were 500 ounces of gold held in Gold in Trust with a carrying amount of $1.0 million (December 31, 2022 - 500 ounces; $0.9 million).

Page | 15

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

10.Long-term Debt (cont.)
c)Convertible Debentures

	Number of Debentures	Amount
As at December 31, 2021	18,000	$19,466
Change in fair value through profit and loss	—	(4,552)
Change in FVOCI due to changes in credit risk	—	(546)
Exchange difference	—	(1,186)
As at December 31, 2022	18,000	$13,182
Change in fair value through profit and loss (Note 18)	—	(32)
Change in FVOCI due to changes in credit risk	—	(198)
Current portion as at September 30, 2023	18,000	$12,952
The key terms of the Convertible Debentures are summarized in the annual financial statements. The Convertible Debentures are a financial liability and have been designated at FVTPL. At September 30, 2023, the fair value of the Convertible Debentures has been determined using the binomial pricing model and Level 2 inputs, including share price volatility, risk free interest rate and credit spread.
11.Provisions

A summary of changes to the provision is as follows:

	Reclamation and rehabilitation	Environmental fees	Health plan obligations	Total
As at December 31, 2022	$9,540	$4,299	$8,277	$22,116
Recognized in period	—	42	—	42
Change in assumptions	271	—	683	954
Settlement of provisions	(25)	(79)	(445)	(549)
Accretion expense (Note 17)	520	63	1,121	1,704
Exchange difference	1,908	803	1,727	4,438
As at September 30, 2023	$12,214	$5,128	$11,363	$28,705
Less: current portion	(635)	(46)	(651)	(1,332)
Non-current portion as at September 30, 2023	$11,579	$5,082	$10,712	$27,373
a)Reclamation and rehabilitation provision
As of September 30, 2023, the Company estimated the undiscounted costs to be incurred with respect to future mine closure and reclamation activities related to the existing mining operation of the Marmato Upper Mine within its Zona Baja mining license to be COP 24.1 billion (December 31, 2022 – COP 24.1 billion), equivalent to $5.9 million at the September 30, 2023 exchange rate (December 31, 2022 - $5.0 million).
As of September 30, 2023, the Company estimated the undiscounted costs to be incurred with respect to future mine closure and reclamation activities related to the existing mining operation of the Segovia Operations to be COP 61.4 billion (December 31, 2022 – COP 64.9 billion), equivalent to $15.1 million at the September 30, 2023 exchange rate (December 31, 2022 - $13.5 million).
The following table summarizes the assumptions used to determine the decommissioning provision:

	Expected date of expenditures	Inflation rate	Pre-tax risk-free rate
Marmato Mine	2023-2042	2.96%	11.45%
Segovia Operations	2023-2030	2.72%	10.52%

Page | 16

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

11.Provisions (cont.)
b)Environmental fees
The Company’s mining and exploration activities are subject to Colombian laws and regulations governing the protection of the environment. Colombian regulations provide for fees applicable to entities discharging effluents to river basins. The local environmental authority in Segovia has issued two resolutions assessing fees totaling COP 34.6 billion ($8.5 million), which the Company is disputing. The Company has a provision in the amount of COP 20.8 billion ($5.1 million) related to the present value of its best estimate of the potential liability for these fees (December 31, 2022 – COP 13.7 billion equivalent to $2.8 million). Refer to the annual financial statements for full details on potential environmental fees.
c)Health plan obligations
The health plan obligation of COP 46.1 billion (approximately $11.4 million) is based on an actuarial report prepared as at December 31, 2022 with an inflation rate of 11.1% and a discount rate of 15.5%. The Company is currently paying approximately COP 0.2 billion (approximately less than $0.1 million) monthly to fund the obligatory health plan contributions. At September 30, 2023, non-current cash in trust includes approximately $0.6 million deposited in a restricted cash account as security against this obligation (December 31, 2022 - $0.6 million).
d)Claims
In the ordinary course of business, the Company is involved in and potentially subject to legal actions and proceedings. The Company records provisions for such claims when considered material and an outflow of resources is considered probable.
The Company is subject to tax audits from various tax authorities on an ongoing basis. As a result, from time to time, tax authorities may disagree with the positions and conclusions taken by the Company in its tax filings or legislation could be amended or interpretations of current legislation could change, and any of these events could lead to reassessments. The Company records provisions for such claims when an outflow of resources is considered probable. No such provisions have been recorded by the Company.
12.Deferred Revenue

	September 30, 2023	December 31, 2022
Marmato (a)	$63,662	$60,658
Toroparu (b)	84,000	84,000
Total	$147,662	$144,658
Less: current portion	(3,862)	(1,606)
Non-current portion	$143,800	$143,052
a)Marmato
As part of the Aris Acquisition, the Company acquired the deferred revenue associated with Aris Gold’s Precious Metals Purchase Agreement (the “Marmato PMPA”) with WPMI. Under the terms of the agreement, the remaining $122.0 million receivable under the Marmato PMPA will be received in three installments as the development of the Lower Mine progresses. The key terms of the Marmato PMPA are summarized in the annual financial statements.
The contract will be settled by the Company delivering precious metal credits to WPMI. The Company recorded the deposit received as deferred revenue and recognizes amounts in revenue as gold and silver are delivered under the PMPA. Each period management estimates the cumulative amount of the deferred revenue obligation that has been satisfied and, therefore, recognised as revenue. Accretion will be capitalized during the development of the Marmato Lower Mine (Note 8).

Page | 17

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

12.Deferred Revenue (cont.)

A summary of changes to the deferred revenue balance is as follows:

Total
As at December 31, 2021	$—
Acquisition of Aris Gold’s deferred revenue liability	59,596
Recognition of revenue on ounces delivered	(828)
Accretion	1,890
As at December 31, 2022	$60,658
Recognition of revenue on ounces delivered	(2,793)
Cumulative catch-up adjustment	(9)
Accretion (Note 8)	5,806
As at September 30, 2023	$63,662
Less: current portion	(3,862)
Non-current portion as at September 30, 2023	$59,800
The following are the key inputs for the Marmato PMPA contract as of September 30, 2023:

Key inputs in the estimate	September 30, 2023	December 31, 2022
Estimated financing rate	12.50%	12.50%
Long-term gold price	$1,689 - $1,922	$1,700 - $1,750
Long-term silver price	$22.57 - $23.75	$20.51 - $22.50
Construction milestone timelines	2023 - 2024	2023 - 2024
b)Toroparu
The Company is also party to a Precious Metals Purchase Agreement (“Toroparu PMPA”) with WPMI. The key terms of the Toroparu PMPA are summarized in the annual financial statements. The Company recorded deferred revenue of $84.0 million, all non-current, at the acquisition date which represents the net present value of the estimated future cash flows attributable to expected future gold and silver deliveries to Wheaton.
13.Share Capital
a)Authorized
Unlimited number of common shares with no par value.
b)Issued and fully paid
As at September 30, 2023, the Company had 137,216,270 common shares issued and outstanding (December 31, 2022 – 136,057,661 common shares). During the nine months ended September 30, 2023, the Company issued a total of 452,941 common shares for the exercise of stock options and 705,668 common shares for the exercise of warrants.
On September 26, 2022 the Company completed the acquisition of Aris Gold (Note 5) through the issuance of 38,420,690 common shares to the former shareholders of Aris Gold.

Page | 18

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)
c)Share Purchase Warrants – liability classified
The following table summarizes the change in the number of issued and outstanding share purchase warrants and the associated warrant liabilities during the nine months ended September 30, 2023:

	Common shares issuable	Amount
2019 PP Unlisted Warrants (1) – exercise price C$5.40, exercisable until Nov 5, 2023
As at December 31, 2021	3,260,870	$3,695
Fair value adjustment	—	(3,336)
Balance at December 31, 2022	3,260,870	$359
Fair value adjustment (Note 18)	—	(359)
Balance at September 30, 2023	3,260,870	$—
2020 PP Unlisted Warrants – exercise price of C$6.50, exercisable until Feb 6, 2023
As at December 31, 2021	7,142,857	$3,060
Fair value adjustment	—	(3,053)
Balance at December 31, 2022	7,142,857	$7
Expired (Note 18)	(7,142,857)	(7)
Balance at September 30, 2023	—	$—
Listed Warrants – exercise price C$2.21, exercisable until April 30, 2024
As at December 31, 2021	10,304,455	$25,440
Exercised	(240,200)	(612)
Fair value adjustment	—	(15,161)
Balance at December 31, 2022	10,064,255	$9,667
Exercised	(562,900)	(761)
Fair value adjustment (Note 18)	—	(1,180)
Balance at September 30, 2023	9,501,355	$7,726
Aris Unlisted Warrants (2) – exercise price C$6.00, exercisable until Dec 19, 2024
As at December 31, 2021	—	$—
Replacement warrants for Aris Acquisition	1,650,000	238
Fair value adjustment	—	350
Balance at December 31, 2022	1,650,000	$588
Fair value adjustment (Note 18)	—	(396)
Balance at September 30, 2023	1,650,000	$192
Aris Listed Warrants (2) – exercise price C$5.50, exercisable until Jul 29, 2025
As at December 31, 2021	—	$—
Replacement warrants for Aris Acquisition	29,084,377	8,573
Fair value adjustment	—	(2,880)
Balance at December 31, 2022	29,084,377	$5,693
Exercised	(25,000)	(21)
Fair value adjustment (Note 18)	—	(2,235)
Balance at September 30, 2023	29,059,377	$3,437

Balance at December 31, 2022 – total warrant liabilities		$16,314
Balance at September 30, 2023 – total warrant liabilities		$11,355
Less: current portion		(7,726)
Non-current portion as at September 30, 2023		$3,629
(1)Subsequent to September 30, 2023, 3,260,870 warrants expired unexercised.
(2)Number of replacement warrants and exercise price have been adjusted by the share Exchange Ratio of 0.5.

Page | 19

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)

Valuation inputs for Unlisted Warrants
The fair value of the Unlisted Warrants was determined using the Black-Scholes option pricing model and Level 2 fair value inputs as follows:

Valuation Inputs	Aris Unlisted Warrants	2019 PP Warrants
Expected volatility	49%	44%
Liquidity discount	(7%)	(7%)
Risk-free interest rate	4.87%	4.87%
Expected life of warrants	1.2 years	0.1 years
Expected dividend yield	0%	0%
d)Share Purchase Warrants – equity classified
The following table summarizes the change in the number of issued and outstanding share purchase warrants and the associated equity classified warrants during the nine months ended September 30, 2023:

Common shares issuable
As at December 31, 2021	6,488,712
Exercised (1)	(46,899)
Expired	(1,421,908)
As at December 31, 2022	5,019,905
Exercised (2)	(117,768)
Expired	(1,942,028)
Balance at September 30, 2023	2,960,109
(1)Resulted in the issuance of 46,899 common shares of the Company based on the Exchange Ratio at the Acquisition Date. The exercise price per Gold X Warrant exercised averaged C$3.17.
(2)The exercise price per Gold X Warrant exercised averaged C$2.30.
The table below summarizes information about the equity classified warrants issued and outstanding as at September 30, 2023:

Expiry	Warrants outstanding	Common shares issuable	Exercise price C$/common shares issuable
June 12, 2024	1,046,250	726,935	1.90
August 27, 2024	3,214,125	2,233,174	4.03
Balance at September 30, 2023	4,260,375	2,960,109	$3.51
e)Stock option plan
The Company has a rolling Stock Option Plan (the “Option Plan”) in compliance with the TSX policies for granting stock options. Under the Option Plan, the maximum number of common shares reserved for issuance may not exceed 10% of the total number of issued and outstanding common shares and, to any one option holder, may not exceed 5% of the issued common shares on a yearly basis. The exercise price of each stock option will not be less than the market price of the Company’s stock at the date of grant. Each stock option vesting period and expiry is determined on a grant-by-grant basis.

Page | 20

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)
A summary of the change in the stock options outstanding during the periods ended September 30, 2023 and December 31, 2022 is as follows:

	Options outstanding	Weighted average exercise price (C$)
Balance at December 31, 2021	2,482,332	$4.49
Options granted	1,691,000	5.70
Replacement options for Aris Acquisition (Note 5)	3,615,912	4.36
Exercised (1)	(194,999)	2.55
Expired or cancelled	(880,739)	5.01
Balance at December 31, 2022	6,713,506	$4.71
Options granted	1,718,779	4.02
Exercised (2)	(452,941)	3.20
Expired or cancelled	(574,576)	5.12
Balance at September 30, 2023 ⁽³⁾	7,404,768	$4.58
(1)The weighted average share price at the date stock options were exercised was C$5.45.
(2)The weighted average share price at the date stock options were exercised was C$4.06.
(3)Subsequent to September 30, 2023, 96,500 stock options were unexercised and cancelled.

Subsequent to September 30, 2023, 60,152 stock options were granted with an exercise price of C$3.09.
A summary of the inputs used in the determination of the fair values of the stock options granted in the periods ended September 30, 2023 and December 31, 2022, using the Black-Scholes option pricing model, is as follows:

	January 26, 2022	March 23, 2022		April 1, 2022	June 1, 2022		January 12, 2023		May 12, 2023
Total options issued	600,000	702,257		1,091,000	208,115		1,691,964		26,815
Market price of shares at grant date	C$5.45	C$3.80		C$5.84	C$3.72		C$4.03		C$3.40
Exercise price	C$5.45	C$3.80		$5.84	C$3.72		C$4.03		C$3.40
Dividends expected	3.30%	nil		3.29%	nil		nil		nil
Expected volatility	55.33%	45.43%		54.49%	52.22%		58.36%		55.47%
Risk-free interest rate	1.22%	3.74%		2.24%	3.74%		3.67%		3.50%
Expected life of options	2.5 years	2.5 years		2.5 years	2.7 years		3.0 years		3.0 years
Vesting terms	2 years	2 years	(1)	1 year	2 years	(1)	2 years	(1)	2 years	(1)
(1)50% of the options vest one year after issue date, the remaining 50% vest two years after issue date.

Page | 21

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)

The table below summarizes the stock options outstanding and the common shares issuable as at September 30, 2023:

Expiry date	Outstanding	Vested stock options	Remaining contractual life in years	Exercise price (C$/share)
01-Apr-24	255,000	255,000	0.5	3.67
01-Apr-25	465,000	465,000	1.5	4.05
02-Jul-25	50,000	50,000	1.8	6.88
01-Apr-26	742,000	742,000	2.5	6.04
26-Jan-27	92,500	47,500	3.3	5.45
01-Apr-27	835,000	835,000	3.5	5.84
12-Feb-24	508,190	508,190	0.4	6.20
06-Apr-24	4,439	4,439	0.5	4.70
01-Mar-25	1,970,000	1,970,000	1.4	4.00
23-Mar-25	599,806	299,906	1.5	3.80
31-May-25	208,115	104,058	1.7	3.72
26-Jun-25	55,000	55,000	1.7	5.00
12-Jan-26	1,592,903	—	2.3	4.03
12-May-26	26,815	—	2.6	3.40
Balance at September 30, 2023	7,404,768	5,336,093	1.9	$4.58
f)DSUs
A summary of changes to the DSU liability, included in accounts payable and accrued liabilities, during the nine-month period ended September 30, 2023 and the year ended December 31, 2022 is as follows:

	Units	Amount
Balance at December 31, 2021	705,880	$2,979
Granted and vested during the period	273,630	766
Paid	(879,368)	(2,291)
Replacement DSUs for Aris Acquisition (Note 5)	233,676	549
Change in fair value	—	(1,127)
Exchange difference	—	(50)
Balance at December 31, 2022	333,818	$826
Granted and vested during the period	192,767	487
Change in fair value	—	(110)
Balance at September 30, 2023	526,585	$1,203
The DSU liability at September 30, 2023 was determined based on the Company’s quoted closing share price on the TSX, a Level 1 fair value input, of C$3.05 ($2.26) (December 31, 2022 - C$3.40 ($2.51)) per share.
In connection with the Aris Acquisition (Note 5), the Company’s non-executive directors ceased to be directors on September 26, 2022. As a result, their unvested DSUs vested immediately, and the Company paid a total of $2.3 million in cash to the departing directors in settlement of a total of 879,368 DSUs.

Page | 22

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)
g)PSUs
A summary of changes to the PSU liability, included in other long-term liabilities, during the period ended September 30, 2023 and the year ended December 31, 2022 is as follows:

	Units	Amount
Balance at December 31, 2021	378,613	$1,200
Unvested PSUs recognized in the period	191,433	605
Paid	(570,046)	(1,777)
Replacement PSUs for Aris Acquisition (Note 5)	706,286	557
Change in fair value	—	(293)
Balance at December 31, 2022	706,286	$292
Unvested PSUs recognized in the period	774,874	871
Vested PSUs recognized in the period	—	29
Paid	(30,325)	(47)
Change in fair value	—	(207)
Balance at September 30, 2023	1,450,835	$938

Subsequent to September 30, 2023, 21,884 PSUs were granted.

In connection with the Aris Acquisition (Note 5), the Company’s former executives ceased to be executives on September 26, 2022. As a result, their unvested PSUs vested immediately, and the Company paid a total of $1.2 million in cash to the departing directors in settlement of a total of 436,197 PSUs.
h)Share-based compensation expense

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Stock-option expense	$262	$945	$1,064	$1,846
DSU expense	107	375	377	(453)
PSU expense	159	363	693	584
Total	$528	$1,683	$2,134	$1,977
Less: amount capitalized to E&E assets related to stock options	—	(50)	—	(284)
Total	$528	$1,633	$2,134	$1,693
i)Earnings (loss) per share

	Three months ended September 30, 2023			Three months ended September 30, 2022
	Weighted average shares outstanding	Net earnings (loss)	Net earnings (loss) per share	Weighted average shares outstanding	Net earnings (loss)	Net earnings (loss) per share
Basic EPS	137,192,545	$12,442	$0.09	100,997,670	$(48,350)	$(0.48)
Effect of dilutive stock-options	—	—		—	—
Effect of Convertible Debenture	—	—		—	—
Effect of dilutive warrants	291,496	—		—	—
Diluted EPS	137,484,041	$12,442	$0.09	100,997,670	$(48,350)	$(0.48)
Page | 23

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

13.Share Capital (cont.)

	Nine months ended September 30, 2023			Nine months ended September 30, 2022
	Weighted average shares outstanding	Net earnings (loss)	Net earnings (loss) per share	Weighted average shares outstanding	Net earnings (loss)	Net earnings (loss) per share
Basic EPS	136,710,913	$15,299	$0.11	98,761,384	$(4,147)	$(0.04)
Effect of dilutive stock-options	2,286	—		—	—
Effect of Convertible Debenture	—	—		3,789,474	(3,712)
Effect of dilutive warrants	4,185,079	(1,180)		5,377,829	(11,761)
Diluted EPS	140,898,278	$14,119	$0.10	107,928,687	$(19,620)	$(0.18)
Diluted earnings per share amounts are calculated by adjusting the basic earnings per share to take into account the after-tax effect of interest and other finance costs associated with dilutive convertible debentures as if they were converted at the beginning of the period, and the effects of potentially dilutive stock options and share purchase warrants calculated using the treasury stock method. When the impact of potentially dilutive securities increases the earnings per share or decreases the loss per share, they are excluded for purposes of the calculation of diluted earnings per share.
The following table lists the number of warrants, stock options and the Convertible Debenture which were excluded from the computation of diluted earnings per share. Instruments were excluded because either the instruments were not vested, the exercise prices exceeded the average market value of the common shares or the impact of including the in the money securities were anti-dilutive to EPS in the period ended September 30, 2023.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Stock options	7,404,768	5,390,104	7,149,768	5,390,104
Convertible Debenture	3,789,474	3,789,473	3,789,474	—
Warrants	46,685,727	53,743,946	37,184,372	51,523,784
14.Financial Risk Management
The nature of the acquisition, exploration, development and operation of gold properties exposes the Company to risks associated with fluctuations in commodity prices, foreign currency exchange rates and credit risk. The Company may at times enter into risk management contracts to mitigate these risks. It is the Company’s policy that no speculative trading in derivatives shall be undertaken.
a)Financial instrument risk
Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:
•Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities
•Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
•Level 3 – inputs that are not based on observable market data.
The fair values of the Company’s cash and cash equivalents, cash in trust, accounts receivable, accounts payable and accrued liabilities, and Soto Norte deferred payment approximate their carrying values due to their short-term nature.
The Senior Unsecured Notes are recognized at amortized cost using the effective interest rate method. An observable fair value of the Company’s Senior Unsecured Notes have been assessed using the trading value of the bonds on the Singapore exchange which indicate a fair market value of $236.0 million.

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Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

14.Financial Risk Management (cont.)
Financial liabilities measured at FVTPL on a recurring basis include the warrant derivative liabilities, the DSU payable, PSU payable, the Convertible Debenture and Gold Notes which are measured at their fair value at the end of each reporting period. The levels in the fair value hierarchy into which the Company’s financial assets and liabilities are recognized in the statements of financial position at fair value are categorized as follows:

	September 30, 2023		December 31, 2022
	Level 1	Level 2	Level 1	Level 2
Gold Notes (Note 10b)	$—	$61,495	$—	$67,145
Warrant liabilities (Note 13c)	11,163	192	15,360	954
DSU and PSU liabilities (Note 13f, g)	1,203	938	826	293
Investments and other assets (Note 7c)	2,884	—	412	—
Convertible Debentures (Note 10c)	—	12,952	—	13,182
Total	$15,250	$75,577	$16,598	$81,574
At September 30, 2023, there were no financial assets and liabilities measured and recognized at fair value on a non-recurring basis. There were no transfers between Level 1 and Level 2, and no financial assets or liabilities measured and recognized at fair value that would be categorized as Level 3 in the fair value hierarchy during the period.
b)Credit risk

	September 30, 2023	December 31, 2022
Trade	$480	$13,576
VAT receivable	27,018	30,489
Income tax recoverable	5,408	—
Other, net of allowance for doubtful accounts	3,243	4,597
Total	$36,149	$48,662
The exposure to credit risk arises through the failure of a third party to meet its contractual obligations to the Company. The Company’s exposure to credit risk primarily arises from its cash balances (which are held with highly rated Canadian, Colombian and other international financial institutions) and amounts receivable. The timing of collection of the VAT recoverable is in accordance with Government of Colombia’s bi-monthly filing and annual collection process. The timing of collection of HST recoverable is in accordance with Government of Canada quarterly filing process. As at September 30, 2023 the Company expects to recover the outstanding amount of current VAT and HST receivable in the next 12 months.
Credit risk associated with trade accounts receivable arises from the Company’s delivery of its production to an international customer from whom it receives 99.5% of the sales proceeds shortly upon delivery of its production to an agreed upon transfer point in Colombia and the balance within a short settlement period thereafter. The majority of trade receivables have been collected subsequent to September 30, 2023.

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Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

14.Financial Risk Management (cont.)
c)Liquidity risk
The Company manages its liquidity risk by continuously monitoring forecast cash flow requirements. The Company believes it has sufficient cash resources to pay its obligations associated with its financial liabilities as at September 30, 2023. The Company’s undiscounted commitments, including interest, at September 30, 2023 are as follows:

	Less than 1 year	1 to 3 years	4 to 5 years	Over 5 years	Total
Trade, tax and other payables	$58,159	$—	$—	$—	$58,159
Reclamation and closure costs	672	5,663	2,639	16,328	25,302
Lease payments	1,794	1,686	482	1,144	5,106
Gold Notes	21,842	47,706	15,596	—	85,144
Senior unsecured notes	20,625	41,250	301,982	—	363,857
Convertible Debentures	262	13,083	—	—	13,345
Other contractual commitments	1,500	375	—	55,400	57,275
Total	$104,854	$109,763	$320,699	$72,872	$608,188
Following receipt of funds under the Marmato and Toroparu PMPA, Aris Mining’s silver and gold production from the Marmato and Toroparu Mine is subject to the terms of the PMPA with WPMI. Refer to Note 12 for details on the obligations to WPMI.
d)Foreign currency risk
The Company is exposed to foreign currency fluctuations. Such exposure arises primarily from:
•Translation of subsidiaries that have a functional currency, such as COP, which differ from the USD functional currency of the Company. The impact of such exposure is recorded through other comprehensive income (loss).
•Translation of monetary assets and liabilities denominated in foreign currencies, such as the Canadian dollar (“C$”) and Guyanese Dollar (“GYD”). The impact of such exposure is recorded in the consolidated statement of income (loss).
The Company monitors its exposure to foreign currency risks arising from foreign currency balances and transactions. To reduce its foreign currency exposure associated with these balances and transactions, the Company may enter foreign currency derivatives to manage such risks. In 2022 and 2021, the Company did not utilize derivative financial instruments to manage this risk.
The following table summarizes the Company’s net financial assets and liabilities denominated in Canadian dollars, Colombian pesos and Guyanese dollar (in US dollar equivalents) as of September 30, 2023 and December 31, 2022, as well as the effect on earnings and other comprehensive earnings after-tax of a 10% appreciation or depreciation in the foreign currencies against the US dollar on the financial and non-financial assets and liabilities of the Company, if all other variables remain constant:

	September 30, 2023	Impact of a 10% Change	December 31, 2022	Impact of a 10% Change
Canadian Dollars (C$)	(13,095)	(1,191)	(26,383)	(2,638)
Colombian Peso (COP)	3,352	304	(19,257)	(1,926)
Guyanese Dollar (GYD)	(224)	(21)	(2,498)	(250)
e)Price risk
Price risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market prices. Gold and silver prices can be subject to volatile price movements, which can be material and can occur over short periods of time and are affected by numerous factors, all of which are beyond the Company’s control. The Company may enter commodity hedging contracts from time to time to reduce its exposure to fluctuations in spot commodity prices.
The Company is required under the covenants of the Gold Notes to use commercially reasonable efforts to put in place commodity hedging contracts (put options) on a rolling four-quarters basis to establish a minimum selling price of $1,400 per ounce for the physical gold being accumulated in the Gold Escrow Account (Note 10b). Gold being accumulated in the Gold Escrow Account will be sold to meet the Company’s financial obligations for the quarterly Amortizing Payments of the Gold Notes.
Page | 26

Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

14.Financial Risk Management (cont.)
Under the terms of the agreement, such hedging will not be required if one of the following conditions is met:
•the Company determines that any such hedging contracts are not obtainable on commercially reasonable terms; or
•the failure to obtain any such hedging contracts would not reasonably be expected to materially adversely impact the ability of the Company to satisfy its obligations to make the quarterly Amortizing Payments.
As at September 30, 2023 the Company had no outstanding commodity hedging contracts in place.
15.Revenue

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Gold in dore	$112,955	$92,869	$311,057	$292,803
Silver in dore	1,559	1,040	3,952	3,799
Metals in concentrate	1,955	—	7,682	—
Total	$116,469	$93,909	$322,691	$296,602
16.Cost of Sales

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Production costs	$64,345	$40,714	$172,972	$131,370
Royalties	4,189	3,063	12,214	9,551
Total	$68,534	$43,777	$185,186	$140,921
17.Interest and Accretion

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Interest expense	$5,442	$5,456	$18,575	$16,385
Financing income (fees)	(22)	—	(70)	—
Accretion of Senior Notes (Note 10a)	631	583	1,857	1,716
Accretion of lease obligations	79	172	318	376
Accretion of provisions (Note 11)	627	304	1,704	976
Total	$6,757	$6,515	$22,384	$19,453

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Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

18.Gain (loss) on Financial Instruments

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Financial Assets
Aris Gold Warrants	$—	$(2,356)	$—	$(4,202)
Gold Notes (Note 10b)	—	2	—	(115)
Investment in Denarius (Note 7c)	(1,192)	—	(362)	—
Denarius Warrants (Note 7c)	(172)	(1,021)	(248)	(4,328)
Convertible debentures (Note 10c)	—	891	—	—
Embedded derivative asset in Senior Notes (Note 10a)	—	—	—	(996)
Other gain (loss) on financial instruments	—	800	1	623
	(1,364)	(1,684)	(609)	(9,018)
Financial Liabilities
Gold Notes (Note 10b)	(1,201)	(61)	(5,313)	(61)
Convertible debentures (Note 10c)	609	(241)	32	4,570
Unlisted warrant liability (Note 13c)	25	(137)	366	5,994
Listed warrant liability (Note 13c)	(503)	(2,545)	1,180	11,761
Aris unlisted warrants (Note 13c)	26	—	396	—
Aris listed warrants (Note 13c)	1,391	—	2,235	—
	347	(2,984)	(1,104)	22,264
Total	$(1,017)	$(4,668)	$(1,713)	$13,246
19.Changes in Non-cash Operating Working Capital Items

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Accounts receivable	$3,027	$(8,022)	$17,912	$6,513
Inventories	(3,795)	(1,724)	(6,314)	(2,009)
Prepaid expenses and deposits	(1,144)	350	(2,783)	(971)
Accounts payable and accrued liabilities	3,783	4,237	(5,827)	1,214
Total	$1,871	$(5,159)	$2,988	$4,747
20.Related Party Transactions

Key management personnel compensation

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Short-term employee benefits	$1,012	$777	$2,995	$2,595
Termination benefits	—	15,902	—	15,902
Share-based compensation	309	718	1,220	466
Total	$1,321	$17,397	$4,215	$18,963
These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

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Notes to the Condensed Consolidated Interim Financial Statements
Three and nine months ended September 30, 2023 and 2022
(Unaudited; Tabular amounts expressed in thousands of U.S. dollars unless otherwise noted)

21.Segment Disclosures

Reportable segments are consistent with the geographic regions in which the Company’s projects are located. In determining the Company’s segment structure, the basis on which management reviews the financial and operational performance was considered and whether any of the Company’s mining operations share similar economic, operational and regulatory characteristics. The Company considers its Segovia Operations and Marmato Mine in Colombia, its Toroparu Project in Guyana, its Soto Norte Project in Colombia and its corporate functions in Canada and Panama as its reportable segments.

	Segovia	Marmato	Toroparu	Soto Norte	Corporate and Other	Total
Three months ended September 30, 2023
Revenue	$103,949	$12,520	$—	$—	$—	$116,469
Cost of sales	(56,543)	(11,991)	—	—	—	(68,534)
Segment net income (loss)	20,098	(128)	—	1,096	(8,624)	12,442
Capital expenditures	12,763	15,389	3,888	—	—	32,040
Three months ended September 30, 2022
Revenue	$93,909	$—	$—	$—	$—	$93,909
Cost of sales	(43,777)	—	—	—	—	(43,777)
Segment net income (loss)	24,187	—	—	—	(72,537)	(48,350)
Capital expenditures	13,147	—	21,565	—	1	34,713
Nine months ended September 30, 2023
Revenue	$290,757	$31,934	$—	$—	$—	$322,691
Cost of sales	(151,656)	(33,530)	—	—	—	(185,186)
Segment net income (loss)	57,174	(2,386)	—	(1,038)	(38,451)	15,299
Capital expenditures	32,633	28,844	12,505	—	—	73,982
Nine months ended September 30, 2022
Revenue	$296,602	$—	$—	$—	$—	$296,602
Cost of sales	(140,921)	—	—	—	—	(140,921)
Segment net income (loss)	75,560	—	—	—	(79,707)	(4,147)
Capital expenditures	38,672	—	54,708	—	163	93,543
As at September 30, 2023
Total assets	$266,725	$328,512	$346,438	$100,948	$233,095	$1,275,718
Total liabilities	(69,808)	(131,491)	(86,247)	—	(389,806)	(677,352)
As at December 31, 2022
Total assets	$222,356	$248,221	$334,456	$100,772	$336,315	$1,242,120
Total liabilities	(70,116)	(120,725)	(88,749)	(52,006)	(409,150)	(740,746)

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